EXHIBIT 11



Intercargo Corporation and Subsidiaries
Computation of Net Income Per Common Share

                                                      1997            1996            1995
                                                      ----            ----            ----
Basic earnings per common share:

Average common shares outstanding                   7,670,759       7,645,578       7,640,981

Net income                                       $ 31,788,000       6,404,000       2,139,000
                                                 ------------       ---------       ---------

Per common share amount                          $       4.14            0.84            0.28
                                                 ============       =========       =========

Diluted earnings per common share:
Average common shares outstanding                   7,670,759       7,645,578       7,640,981
Incremental shares from assummed conversions
   at the average market prices of
   $11.319, $8.771, and $10.321, respectively           6,702          11,011          26,656
                                                 ------------       ---------       ---------

      Total                                         7,677,461       7,656,589       7,667,637
                                                 ------------       ---------       ---------
Net income                                       $ 31,788,000       6,404,000       2,139,000
                                                 ------------       ---------       ---------
Per common share amount                          $       4.14            0.84            0.28
                                                 ============       =========       =========